Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 8, 2025, relating to the financial statements of Columbus Circle Capital Corp. I as of December 31, 2024 and the period from June 25, 2024 (inception) through December 31, 2024, which is contained in that Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 3, 2026